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                                                                  EXHIBIT 10.10

                  [Software Technology Corporation Letterhead]



                                                     Thursday, November 13, 1997



Mr. Ken Dopher
2207 Doe Crossing Court
Orlando, FL  32837

Dear Ken:

We are pleased to extend to you an offer to come to work at HeadHunters LLC as our Chief Financial Officer. We are excited about the opportunities in our industry and in our company. We are confident that you will make major contributions to our immediate and future success.

Outlined below is a summary of your compensation package:

ANNUAL BASE SALARY
         90,000 per year paid semi-monthly.

ANNUAL PERFORMANCE INCENTIVE BONUS
         A $13,500 per year performance based bonus. This bonus will be based on overall company performance and specific performance of the employees working for you.

INITIAL OWNERSHIP OPTION
         An incentive option plan for 100,000 units of ownership in HeadHunters LLC at the current fair market value. The current ownership pool consists of 5,000,000 units. Since the option plan has not been finalized, these specific numbers may change, but we will reflect any change to the plan in your option so that it accomplishes the same objective.

BENEFITS
         When eligible, you will come under the HeadHunters LLC employee benefits program. At a minimum, this will include major medical insurance and term life insurance. Other benefits may be added from time to time. Until medical coverage begins under employee benefits program, the cost of extending your existing employer's major medical coverage will be covered as provided under COBRA laws.

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START DATE
         Your start date will be no later than January 26th. We are sensitive to the issues associated with your January bonus and encourage you to do all you can to start earlier without jeopardizing the bonus.

RELOCATION EXPENSE
         We will cover relocation expenses as outlined in your November 12th relocation estimate fax with a cap of $34,000. We ask that you use your best reasonable efforts to keep the cost low, and where applicable, select the lowest of 3 estimates.

We are looking forward to working with you as we grow HeadHunter.NET into one of the largest and most popular web sites on the Internet. As you have said, this job will require you to wear a lot of hats. I am convinced that you are absolutely the best person for the job and I am 100% committed to your success!

Sincerely,

  /s/ Warren Bare
----------------------------
Warren Bare
President


The foregoing reflects my understanding of my employment relationship with HeadHunters LLC.


  /s/ Kenneth Dopher
----------------------------
Ken Dopher



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